Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Fourth Quarter and Fiscal Year Earnings

LOS ANGELES, CA March 7, 2008 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the fourth quarter and fiscal year ended December 29, 2007.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FOURTH QUARTER EARNINGS RELEASE

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
(In Thousands, Except Share and Per Share Data)	(Unaudited)

Sales	$ 126,253	$ 127,429	$ 485,939	$ 482,737

Operating income	11,275	11,849	45,177	36,680

Interest, dividend and other income (expense), net	1,040	839	3,307	2,439

Income before income taxes	12,315	12,688	48,484	39,119

Income tax provision	4,959	5,125	19,277	15,895

Net income	$ 7,356	$ 7,563	$ 29,207	$ 23,224

Basic and diluted net income per common share	$ 2.33	$ 2.34	$ 9.24	$ 7.16

Weighted average common shares outstanding	3,161,098	3,227,927	3,161,098	3,241,805

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950